Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED THIRD QUARTER 2015 EARNINGS

           Eau Claire,  Wisconsin (October 30, 2015) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

           In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Comparative third quarter 2015 net sales were down 15.3% at the Defense segment from the prior year’s levels largely due to timing differences.  They were also down nominally at the Housewares/Small appliance segment. Comparative sales at the Absorbent Products segment grew by 27.7%, as a result of a combination of increased shipments to existing customers and shipments to new customers. Comparative third quarter operating earnings improved in all segments from 2014’s results.   The Housewares/Small Appliances segment’s operating earnings increased 7%, while the Defense segment’s increased 25.7%, primarily reflecting a reduction during the quarter of shipments associated with the backlog acquired from DSE.   As explained in the 2013 annual report, a significant portion of the purchase price of the DSE assets was allocated to the order backlog that accompanied the acquisition. The segment writes off part of the purchase price with the shipment of product from that backlog, resulting in reduced profitability when DSE backlog products are sold. As a result of enhanced volume and reduced material costs, the Absorbent Products segment experienced a reduction in the operating loss incurred during last year’s comparable quarter.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	October 4, 2015	September 28, 2014
Net Sales	$90,901,000	$95,463,000
Net Earnings	$8,111,000	$5,123,000
Net Earnings Per Share	$1.17	$.74
Weighted Shares Outstanding	6,953,000	6,932,000

	NINE MONTHS ENDED
	October 4, 2015	September 28, 2014
Net Sales	$294,271,000	$270,329,000
Net Earnings	$25,340,000	$13,984,000
Net Earnings Per Share*	$3.65	$2.02
Weighted Shares Outstanding	6,948,000	6,927,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Net Earnings Per Share is calculated based on net income attributable to common shareholders.